Exhibit 99.1

FOR IMMEDIATE RELEASE

Dow Announces Jennifer Granholm’s Resignation from Company’s Board of Directors

MIDLAND, MICH. – October 12, 2011 The Dow Chemical Company (NYSE: DOW) today announced that Jennifer M. Granholm has resigned from its Board of Directors in order to pursue other opportunities.

“We would like to thank Governor Granholm for her service to our Company,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “While the tenure was brief, her experience, perspective and contributions were beneficial, and we wish her well in her new endeavors.”

Granholm’s resignation is effective immediately. For a complete list of Dow’s board members, committee assignments and other corporate governance information, visit our Corporate Governance web site at www.dow.com.